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                                                                    Exhibit 99.2

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

         The certification set forth below is being submitted to the Securities and Exchange Commission solely for the purpose of complying with Section 1350 of Chapter 63 of Title 18 of the United States Code. This certification is not to be deemed to be filed pursuant to the Securities Exchange Act of 1934 and does not constitute a part of the Annual Report on From 10-K (the "Report") accompanying this letter.

         Airplanes Limited and Airplanes U.S. Trust (together the "Company") are special purpose vehicles that do not employ and have not employed any individual as a chief executive officer or chief financial officer and does not have and has not had any employees or officers since its inception. For all executive management functions the Company retains and relies upon its third party aircraft servicer, administrative agent and cash manager. These third party service providers are required to perform these executive management functions in accordance with the requirements of the servicing agreement, administrative agency agreement and cash management agreement, respectively. With respect to the information contained in the Report, all information regarding the aircraft, the leases and the lessees is provided by the servicer pursuant to the servicing agreement. The cash manager calculates monthly payments and makes all other calculations required by the cash management agreement. Pursuant to the administrative agency agreement, the administrative agent uses the information provided by the servicer and the cash manager and other information the administrative agent acquires in the performance of its services to the Company, to prepare all disclosure (including the Report) required to be filed with the Securities and Exchange Commission.

         Having regard to the Company's operating procedures discussed above, I, William M. McCann, as Chairman of the Board of Directors of Airplanes Limited
and Chairman of the Controlling Trustees of Airplanes U.S. Trust, in each case, a non-executive, hereby certify that, as of the end of the period covered by the Report, to my knowledge based upon, inter alia, a review of the Report, the information provided by the servicer, administrative agent and cash manager pursuant to the servicing agreement, administrative agency agreement and the cash management agreement, respectively, and discussions and meetings with the other members of the board of the Company and the servicer, administrative agent and cash manager:
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     1. such Report fully complies with the requirements of Section 15(d) of the
Securities Exchange Act of 1934, as amended; and

     2. the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.




                                                 /s/ William M. McCann
                                          --------------------------------------
                                          Name:  William M. McCann
                                          Title: Chairman, Board of Directors
                                                 of Airplanes Limited
                                                 Chairman, Controlling Trustees
                                                 of Airplanes U.S. Trust

June 30, 2003


A signed original of this written statement required by Section 906, or other document authenticating, acknowledging, or otherwise adopting the signature that appears in typed form within the electronic version of this written statement required by Section 906, has been provided to Airplanes Limited and Airplanes U.S. Trust and will be retained by Airplanes Limited and Airplanes U.S. Trust and furnished to the Securities and Exchange Commission or its staff upon request.